UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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April 18, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of drugstore.com, inc., to be held on Wednesday, June 6, 2007, at 9:00 a.m., Pacific time, at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004.

At the annual meeting, our stockholders will be asked to elect six directors to our board of directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year. For more information regarding these proposals, I urge you to read the accompanying proxy statement carefully.

Our board of directors unanimously recommends that you vote FOR these two proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Doing so will not limit your right to attend or vote at the annual meeting.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 25, 2007.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2007

To the stockholders of

drugstore.com, inc.:

The 2007 annual meeting of stockholders of drugstore.com, inc., a Delaware corporation, will be held on Wednesday, June 6, 2007, at 9:00 a.m., Pacific time, at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004.

The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year; and

3.	To transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on April 13, 2007 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

You are invited to attend the annual meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date, and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Yukio Morikubo General Counsel, VP Strategy and Secretary

Bellevue, Washington

April 18, 2007

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope,

so that your shares will be represented whether or not you attend the annual meeting.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 6, 2007

These proxy materials are being delivered in connection with the solicitation by the board of directors of drugstore.com, inc. of proxies to be voted at our 2007 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Wednesday, June 6, 2007, at 9:00 a.m., Pacific time, at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy are dated April 18, 2007 and are being mailed to our stockholders beginning on or about April 25, 2007.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 13, 2007 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 94,648,241 shares of our common stock, constituting all of our voting stock, and 779 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten (10) days before the Annual Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary, or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items on which your nominee cannot vote result in broker non-votes with respect to that item.

Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy at the Annual Meeting. The directors elected at the Annual Meeting will be the six nominees receiving the greatest number of affirmative votes. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other matters submitted to a vote of stockholders at the Annual Meeting require the affirmative vote of a majority of all votes cast and entitled to vote on the matter. For this purpose, if you abstain from voting on a proposal, your shares will be treated as present and entitled to vote and will have the same effect as if you voted against the proposal. Broker non-votes are not counted as shares entitled to vote for this purpose and will have no effect on the outcome of the vote.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR the nominees for directors designated below and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by doing any of the following:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of holders and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held as of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2007. Please note that you will not be able to vote your shares or ask questions through the audio webcast. If you plan to listen to the webcast of the Annual Meeting, please complete, sign, and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors currently consists of six directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, inc., Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the board of directors, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. Geoffrey R. Entress is Amazon.com’s designee to the board. Based on the recommendation of our chief executive officer and chairman of the board, in consultation with SpencerStuart, a third-party search firm, the board of directors appointed Jeffrey M. Killeen to fill the vacancy that resulted from the resignation of Melinda French Gates in August 2006 and Richard W. Bennet III to fill the vacancy that resulted from the resignation of Dan Levitan in November 2006.

Nominees

The board of directors has nominated Messrs. Bennet, Entress, and Killeen for election, and our remaining incumbent directors for re-election, at the Annual Meeting. If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the board may designate. The six nominees receiving the highest number of affirmative votes will be elected as our directors.

There are no family relationships among any of our directors, director nominees, officers, and key employees.

The board of directors recommends that you vote FOR the election of each of the six director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Dawn G. Lepore	53	October 2004	President, Chief Executive Officer and Chairman of the Board, drugstore.com, inc.
			Ms. Lepore has served as president, chief executive officer and chairman of the board of drugstore.com, inc. since October 2004. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She joined Schwab in 1983. She serves as a director of eBay Inc. Ms. Lepore received a B.A. from Smith College.

Name	Age	Director Since	Principal Occupation and Business Experience
Richard W. Bennet III	54	November 2006	President and Chief Executive Officer, Direct Holdings Worldwide.
			Mr. Bennet is the President and Chief Executive Officer of Direct Holdings Worldwide, a book, music, and video retailer under the Time-Life brand. Bennet has more than 30 years of leadership and management experience in the retail industry. He served in various management positions including President and CEO of Famous Barr and Kaufmanns, both retail department stores. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Mr. Bennet received his undergraduate degree from Central Missouri State University and an MBA from Washington University.

Geoffrey R. Entress	43	November 2006	Principal, Madrona Venture Group.
			Mr. Entress is a principal with the Madrona Venture Group, a Seattle-based venture capital firm. Prior to joining Madrona, he was a founder and the Chief Financial Officer of UrbanEarth.com, a Seattle-based Internet start-up. He has been a securities lawyer with Perkins Coie, a Seattle law firm, and has managed financial analysis and reporting groups at Salomon Brothers in New York and The Prudential Home Mortgage Company in New Jersey. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. Mr. Entress received his bachelor’s degree in English and Economics from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

Jeffrey M. Killeen	53	August 2006	Chairman and CEO, Global Spec Inc.
			Mr. Killeen is the chairman and CEO of Global Spec Inc., a vertical search, information services, and e-publishing company, a position he has held since January, 2002. Mr. Killeen has more than 25 years of executive management experience in the media, information services, and Internet industries. Prior to joining Global Spec, he was CEO of Forbes.com from 1999-2001. Mr. Killeen has also held positions as the Chief Operating Officer of barnesandnoble.com, as CEO of Pacific Bell Interactive Media, as CEO of ESS Ventures (a joint venture of Pacific Bell and the Los Angeles Times) and as President of American Insurance Services Group. Mr. Killeen began his career with The Dun & Bradstreet Corporation, holding a number of executive positions at several D&B subsidiary companies. Mr. Killeen also serves on the boards of SkyTerra Corporation, The Center For Disability Services and The Lake George Opera Company. Mr. Killeen received his B.A. degree in Political Science from St. Lawrence University.

Name	Age	Director Since	Principal Occupation and Business Experience
William D. Savoy	42	July 1999	Consultant.
			Mr. Savoy has served as a consultant for the Muckleshoot Indian Tribe, in the areas of strategic planning, economic development, and portfolio management, since May 2005. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury, and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990, and as its chief financial officer from August 1988 to June 1989. He serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting, and finance from Atlantic Union College.

Gregory S. Stanger	42	April 2003	Venture Partner, Technology Crossover Ventures.
			Mr. Stanger has served as Venture Partner of Technology Crossover Ventures (“TCV”), a venture capital firm investing in technology companies, since June 2005. From December 2003 until June 2005, Mr. Stanger served as Executive in Residence of TCV. He served as senior vice president, chief financial officer, and director of Expedia Inc., an online travel company, from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation from 1998 to 1999 and held various positions within Microsoft’s corporate development department from 1993 to 1998. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Bennet, Killeen, Savoy, and Stanger are, and that at all times during their respective tenures on our board of directors, Mrs. Gates and Mr. Levitan were, “independent” within the meaning of rules of the NASDAQ Stock Market (“NASDAQ”). The audit committee, compensation committee, and nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held seven meetings (including special meetings) during our fiscal year ended December 31, 2006 (“fiscal year 2006”) and took action by unanimous written consent on one other occasion. In fiscal year 2006, no incumbent director, except Mr. Levitan, attended fewer than 75% of the aggregate number of Board meetings and meetings of Board committees on which she or he served.

Our non-management directors meet without management present each time the full board convenes for a regularly scheduled meeting. If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating committee. These committees are responsible to the full board.

Audit Committee

The audit committee operates pursuant to a written charter and is responsible for:

•

overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements, and internal control over financial reporting and the review of our interim consolidated financial statements;

•	retaining, approving, and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent registered public accounting firm;

•	assisting board oversight of our compliance with legal and regulatory requirements; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Bennet, Savoy, and Stanger (chair). The board of directors has determined that, in addition to qualifying as an “independent director” under current NASDAQ rules, each of Messrs. Bennet, Savoy, and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission (“SEC”) and NASDAQ. The board of directors has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules.

The audit committee met eight times during fiscal year 2006. The report of the audit committee is set forth on page 13. The audit committee charter can be found on our website under Corporate Governance at www.drugstore.com/ir.

Compensation Committee

The compensation committee operates pursuant to a written charter and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors, and consultants;

•

approving and making grants and awards of stock, stock options, and other equity securities to our executive officers, directors, and certain other employees and persons, and administering our stock option plan;

•	reviewing and approving executive employment, severance, retirement, and change of control agreements; and

•	fulfilling the other responsibilities set out in its charter.

The compensation committee may delegate certain of its responsibilities to a subcommittee of the compensation committee. Any such subcommittee must report regularly to the compensation committee on any actions that it takes on behalf of the committee. With respect to executive officers other than the chief executive officer, the compensation committee considers the recommendation of the chief executive officer, whose recommendation is based on management objectives and her evaluation of the executive officer’s performance.

The compensation committee is also responsible for selecting, retaining, and replacing compensation and benefits consultants and other outside consultants to provide independent advice to the committee, as it deems necessary or appropriate.

The compensation committee is currently composed of Messrs. Killeen and Savoy (chair). In addition to qualifying as an “independent director” under NASDAQ rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The compensation committee met once during fiscal year 2006 and took action by unanimous written consent on three other occasions. The report of the compensation committee is set forth beginning on page 27. The compensation committee charter can be found on our website under Corporate Governance at www.drugstore.com/ir.

Nominating Committee

The nominating committee operates pursuant to a written charter and is responsible for:

•

identifying individuals qualified to become board members, selecting (or recommend that the board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the board;

•

evaluating and recommending to the board directors for appointment to committees of the board and making recommendations regarding the composition, purpose, structure, and operations of the committees of the board;

•	considering and making recommendations to the board of directors regarding board composition and size, periodic rotation or retirement of board or committee members, and related matters; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by its member(s), by other board members, by management, and by stockholders, as well those identified by any third-party search firm it may retain. A third-party search firm has been engaged to assist in identifying or evaluating potential director nominees. The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for and evaluating potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate. These factors may include, but are not limited to, the experience, education, background, and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the board of directors and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other board members, management, stockholders, or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the board of directors and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other board members or other persons. Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The recommendation must provide the following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•

to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2008 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2008 Annual Meeting” on page 32. The nominating committee charter can be found on our website under Corporate Governance at www.drugstore.com/ir.

For most of 2006, Amazon.com, our largest stockholder, had designated G. Charles “Cayce” Roy, 3rd to serve as its nominee on the board of directors. In November 2006, Mr. Roy resigned and was replaced by Mr. Entress as the Amazon.com designee. The nominating committee has not received a director nominee recommendation from any other stockholder (or group of stockholders) that beneficially owns more than 5% of our common stock. Each of the director nominees listed in Proposal 1 is a current director standing for re-election.

The nominating committee currently consists of Messrs. Killeen and Savoy. Melinda French Gates served as the sole member of the nominating committee until her resignation from the board of directors in August 2006. The board of directors has determined that Messrs. Killeen and Savoy are, and that at all times during her service on the nominating committee, Mrs. Gates was, “independent” within the meaning of the NASDAQ rules. From August to November 2006, the independent members of the board, as a group, performed the functions of this committee. The nominating committee did not meet separately during fiscal year 2006, as all functions were performed by the independent directors during executive sessions of the board of directors.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them care of: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The Secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings. Three of our directors were present at the 2006 annual meeting.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to drugstore.com during fiscal year 2006.

Name	Fees Earned or Paid in Cash		Option Awards (1)(2)		Total
Richard W. Bennet III	1,250	(3)	$240,480	(4)	$248,230
Geoffrey R. Entress	417	(3)	$240,480	(4)	$240,897
Melinda French Gates	11,250	(5)	$52,350	(6)	$63,600
Jeffrey M. Killeen	5,000	(7)	$214,840	(4)	$219,840
Dan Levitan	23,333	(8)	$52,350	(9)	$75,683
William D. Savoy	21,250	(10)	$52,350		$73,600
Gregory S. Stanger	15,000	(11)	$52,350		$67,350

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.
(2)	Unless otherwise indicated, all options included in the table were granted in June 2006 and vest in full on the date of the Annual Meeting.
(3)	Represents amounts paid in 2007 for services rendered in 2006.
(4)	Represents an option to purchase 100,000 shares of our common stock, which option was granted at the time of the director’s appointment to our board of directors and will vest over four years, with 20% vesting six months after the date of his appointment and the remaining 80% vesting in equal increments at the end of each quarterly period thereafter.
(5)	Includes $3,750 paid to Mrs. Gates in 2006 for services rendered in 2005.

(6)	Represents an option to purchase 25,000 shares of our common stock, which option was granted in June 2007, but canceled for failure to vest at the time of Mrs. Gates’ resignation from our board of directors in August 2006.
(7)	Includes $2,500 paid to Mr. Killeen in 2007 for services rendered in 2006.
(8)	Includes $5,000 paid to Mr. Levitan in 2006 for services rendered during 2005 and $3,333 paid to him in 2007 for services rendered during 2006.
(9)	Represents an option to purchase 25,000 shares of our common stock, which option was granted in June 2007, but canceled for failure to vest at the time of Mr. Levitan’s resignation from our board of directors in November 2006.
(10)	Includes $3,750 paid to Mr. Savoy in 2006 for services rendered during 2005 and $5,000 paid to him in 2007 for services rendered during 2006.
(11)	Includes $3,750 paid to Mr. Stanger in 2006 for services rendered during 2005 and $3,750 paid to him in 2007 for services rendered during 2006.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Executive Compensation.” In addition, we have traditionally not paid any cash or equity compensation for service as members of our board of directors to directors who serve on behalf of an entity with a contractual right to a board seat, including Mr. Roy who formerly served on behalf of Amazon.com. However, the board of directors has determined that in light of the unique insight he offers the board, Mr. Entress, who is the current appointee of Amazon.com, but is not employed by Amazon.com, will be eligible to receive the same cash and equity compensation as our other non-employee directors. We also reimburse all directors for certain expenses they incur in connection with attendance at board and committee meetings.

Our non-employee directors receive annual cash compensation in the amount of $5,000 for their service as members of the board of directors. Non-employee directors who are members of the audit committee receive an additional $10,000 in annual compensation, and non-employee directors who are members of any other committee receive an additional $5,000 per committee in annual compensation.

Non-employee directors are also eligible to receive stock option grants under our 1998 Stock Plan, as amended in June 2000 (the “1998 Stock Plan”). Each of our non-employee directors receives an annual grant of an option to purchase 25,000 shares of our common stock under the 1998 Stock Plan, for his or her service on the board of directors during the one-year term following his or her election (or re-election) at our annual stockholders meeting. The exercise price of the option is the market price per share on the date of grant. These options vest in full on the first anniversary of the date of grant. In June 2006, for their service during the 2006-2007 term, each of Mrs. Gates and Messrs. Levitan, Savoy, and Stanger received an option to purchase 25,000 shares of our common stock at an exercise price of $3.85 per share, which was the market price on the date of grant. The options we granted to Mrs. Gates and Mr. Levitan were canceled for failure to vest at the time of each director’s respective resignation. After his or her election as a director at the Annual Meeting, each of our non-employee directors will receive an option to purchase an additional 25,000 shares of our common stock, at an exercise price equal to the market price on the date of grant, for service during the 2007-2008 term. In addition, we generally grant options under the 1998 Stock Plan to new non-employee directors at the time they first join our board of directors. In August 2006, we granted Mr. Killeen an option to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share, which was the market price on the date of grant. In November 2006, we granted each of Messrs. Bennet and Entress an option to purchase 100,000 shares of our common stock at an exercise price of $3.49, which was the market price on the date of grant. These options vest over four years, with 20% vesting six months after the date of the director’s appointment and the remaining 80% vesting in equal increments at the end of each quarterly period thereafter.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 30, 2007 (“fiscal year 2007”). On the recommendation of the audit committee, the board of directors is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent registered public accounting firm, taking into account such factors as it deems appropriate, including consideration of the qualifications of other independent registered public accounting firms.

One or more representatives of Ernst & Young LLP are expected to be present at the meeting. They will be given the opportunity to make a statement, should they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees paid to date for services rendered by Ernst & Young LLP during fiscal years 2005 and 2006.

	Year Ended
(In thousands)	January 1, 2006	December 31, 2006
Audit Fees (1)	$775	$755
Audit-Related Fees (2)	2	2
Tax Fees	—	—
All Other Fees	—	—

Total	$777	$757

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young LLP in connection with its audits of our annual consolidated financial statements and our internal control over financial reporting, its review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with our SEC filings and other regulatory filings.
(2)	Audit-related fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or internal control over financial reporting. This category includes fees for a subscription to Ernst & Young LLP’s online accounting and information tool.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention, and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent registered public accounting firm.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent registered public accounting firm. The audit committee preapproves services as follows:

•	Annually, our independent registered public accounting firm and management present to the audit committee the audit and nonaudit services proposed to be provided by the independent registered public accounting firm during the current fiscal year and the estimated fees associated with each service. The audit committee reviews and, as it deems appropriate, preapproves or rejects the proposed services. If additional audit or nonaudit services are presented for preapproval during the year, the audit committee reviews and, as it deems appropriate, preapproves or rejects such additional services and the fees associated with such services. The independent registered public accounting firm provides updates regularly with respect to, and the audit committee reviews, the services actually provided by the independent registered public accounting firm and the fees incurred with respect to those services.

•

In deciding whether to preapprove any services proposed to be provided by the independent registered public accounting firm, the audit committee considers the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent registered public accounting firm is qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services. The audit committee will not approve the provision by the independent registered public accounting firm of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent registered public accounting firm.

•

The audit committee has delegated to each of its members the authority to evaluate and approve proposed engagements on behalf of the audit committee, in the event that a need arises for preapproval between committee meetings. Any member who exercises this authority must report any preapproval decisions to the full audit committee at its next meeting.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of independent directors, as required by SEC and NASDAQ rules, and operates in accordance with the written charter adopted by the board of directors. The members of the audit committee are currently Messrs. Bennet, Savoy, and Stanger. The audit committee has furnished the following report:

As more fully described in its charter, the audit committee’s responsibility is to monitor and oversee drugstore.com’s accounting and financial reporting processes, the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting, and the qualifications and performance of Ernst & Young LLP, the company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation, and integrity of drugstore.com’s consolidated financial statements, its internal control over financial reporting and financial reporting processes, and its procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Ernst & Young LLP is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the internal control over financial reporting, and issuing reports thereon.

The audit committee reviewed and discussed with management and Ernst & Young LLP drugstore.com’s audited consolidated financial statements for the fiscal year ended December 31, 2006, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the company’s system of internal control over financial reporting. The audit committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Ernst & Young LLP its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC, and selected Ernst & Young LLP as drugstore.com’s independent registered public accounting firm for fiscal year 2007.

The Audit Committee:

Richard W. Bennet III

William D. Savoy

Gregory S. Stanger (chair)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for approving and evaluating executive compensation and our policies and programs with respect to compensation for our chief executive officer, our chief financial officer and our other executive officers.

Objectives of Our Compensation Programs

We offer compensation packages designed to attract, retain and motivate outstanding employees, to encourage and reward the achievement of corporate goals and to align our employees’ financial interests with the company’s strategic business plans. Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent primarily on attainment of the company’s performance goals but that also considers the individual’s performance. We also encourage broad-based employee ownership of drugstore.com common stock through employee stock purchase and stock option programs in which most employees are eligible to participate, in order to align the interests of our employees more closely with those of our stockholders at large.

We endeavor to balance the fixed and variable components of our executive’s compensation packages by putting an appropriate portion of the executive’s compensation at risk to ensure that we can build and maintain a strong management team while incenting that team to achieve financial and strategic goals. We also seek to provide an appropriate mix of cash and equity compensation in order to encourage our executives to focus on, and to deliver, long-term sustainable stockholder returns. We do not have a specific formula for allocating between fixed and variable or at risk compensation or between cash and equity compensation.

What Our Compensation Program Is Designed to Reward

Our compensation policy for executive officers is designed to reward each executive officer’s contribution to the company through the attainment of corporate and individual goals.

In measuring the executive officers’ contribution to the company, the compensation committee considers numerous factors including our growth and financial performance as reflected in our net revenue and adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of stock-based compensation.

With the assistance of the chief executive officer, executive officers also set individual performance objectives, which management and the compensation committee closely monitor and evaluate.

Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives

Elements of compensation for our executives include: salary, bonus, and stock incentive awards. Executive officers receive total compensation packages in line with their responsibilities, expertise and performance.

Salary

We pay a base salary to attract and retain highly capable employees by providing adequate fixed cash compensation. The compensation committee determines the salaries of our executive officers annually. In the case of the chief executive officer, all of the independent directors may participate in the salary determination. We set our executive’s salaries based primarily on their job scope and external benchmarking. We then consider the performance of the company and the individual’s performance against objectives to recommend annual increases, if any, to base salary.

In setting an executive officer’s salary, the committee evaluates the responsibilities of the executive officer, his or her performance with respect to specified objectives and our performance with respect to net revenue and adjusted EBITDA targets and other objectives. In addition, the committee considers salaries paid to executives with similar responsibilities at comparable companies, though a larger percentage of the chief executive officer’s total compensation is based on drugstore.com-specific performance goals. Although this may result in fluctuations in the level of compensation from year to year, the committee and the other independent directors believe that this appropriately motivates the chief executive officer to achieve specified goals. The committee has retained SpencerStuart, an executive search firm, to assist in identifying executive officer candidates and in doing so to provide guidance in setting salaries for newly hired executive officers that are competitive with other companies with which we compete for our executive talent. In 2007, in determining annual increases in the salaries of our executive officers, the committee evaluated percentage increases in salaries paid by a broad group of other companies in the Pacific Northwest, including Aerojet, Applied Precision, LLC, aQuantive, Inc. , AREVA T&D, Inc., Attachmate Corporation, Aventail Corp., Captaris, Inc., Cray Inc., Envision Inc., Fluke Networks, Infospace, Inc., Lumera Corp., Onlineshoes.com, WatchGuard Technologies, Inc., Wavelink Corporation, Whitepages.com, Inc., and Zillow.com, as well as national trend data from compensation surveys by consulting firms, such as Culpepper and Associates, Inc., Mercer Human Resource Consulting, The Conference Board, Inc., and Employer’s Association, Inc. With respect to executive officers other than the chief executive officer, the committee also considers the recommendation of the chief executive officer, whose recommendation is based on management objectives and her evaluation of the executive officer’s performance.

Bonus

A significant portion of the variable component of our executive compensation package is made up of a cash incentive bonus. Our executive officers participate in an incentive bonus plan that the compensation committee establishes, under which employees receive cash bonuses based on the individual’s performance and the achievement by drugstore.com of certain performance goals. An executive officer’s bonus, if any, would be based on the achievement of these objectives and the recommendation of the compensation committee or the board, which recommendation would be based on management objectives and the chief executive officer’s evaluation of the executive officer’s performance. The executive officer’s target bonus level is a factor of his or her position and responsibilities.

Under the terms of her original employment offer letter dated September 21, 2004, Dawn Lepore, our chief executive officer and chairman of the board, was entitled to receive a guaranteed bonus of 100% of her annual salary for the 12-month period ending in October 2005, but she declined to accept this bonus to convey her commitment to the attainment of our profitability goals. She also received $1,000,000 as a signing bonus, payable over the first three years of continuous employment and of which we have paid $900,000 to date. Since then, Ms. Lepore has been eligible to receive an annual target bonus of 50% to 150% of her annual salary, based on the achievement of performance objectives determined by mutual agreement between Ms. Lepore and the board of directors or the compensation committee. In 2007, we paid Ms. Lepore a bonus of 81% of her maximum target bonus, or 121.5 % of her annual salary, based on our fiscal year 2006 results.

Generally, our other executive officers are eligible to receive a bonus, if any, of up to 25% of his or her annual salary (with the exception of Robert Barton, our vice president, finance and chief financial officer, who was eligible for a bonus of up to 35% of his annual salary and Jonathan Tinter, our then-current vice president, strategy and chief marketing officer, who was eligible for a bonus of up to 30% of his annual salary). For 2007, Mr. Barton, who has announced his intent to leave the company later this year, will be eligible for a bonus, if any, of up to approximately 26% of his annual salary.

In January 2006, the compensation committee approved special discretionary bonuses to Messrs. Barton and Tinter, and Matthew S. Stepka, our then-current vice president of pharmacy, in recognition of their efforts in connection with the company’s achievement of certain profitability objectives. We paid these bonuses in February 2007.

Also in January 2006, the compensation committee approved a special one-time bonus to Luke Friang, our chief information officer, of up to $25,000 payable in July 2006 if he achieved certain performance objectives determined by our chief executive officer. We paid this bonus in July 2006.

In April 2006, the compensation committee adopted the 2006 incentive bonus plan for executive officers. In September 2006, the independent directors approved revisions to the bonus plan to adjust the weights allocated to each of the performance measures to reflect more accurately our corporate strategy. Under the 2006 bonus plan, as revised, the executive officers would be eligible to receive cash bonuses if we achieved specified net revenue and adjusted EBITDA objectives in fiscal year 2006. The compensation committee established specific progressive net revenue and adjusted EBITDA targets at which executive officers would receive an increasing percentage, ranging from 0% to 110%, of their target bonus amounts.

We endeavor to set target levels that challenge our executives to meet or exceed the company’s expected performance for the year, but that offer some recognition of the executive’s contribution in the event the company substantially performs but falls short of specific expectations. In February 2007, based on our fiscal year 2006 results, we paid bonuses to our executive officers, other than Ms. Lepore, of 81% of their target bonus levels, subject to minimal adjustments in the discretion of the compensation committee based on individual performance.

In April 2007, the compensation committee approved an incentive bonus plan for 2007 that provides for bonuses to all eligible employees, including our executive officers, as well as our chief executive officer, based on new net revenue and adjusted EBITDA targets. While the 2006 bonus plan was more heavily weighted towards the achievement of our adjusted EBITDA goals, because of our focus in 2007 on overall growth, the 2007 bonus plan assumes a more equal weighting between the two measures. In addition, the 2007 bonus plan provides for higher bonuses should we significantly exceed our financial objectives.

Under the plan, if we achieve specific graduated net revenue and adjusted EBITDA thresholds, each executive officer could be eligible to receive anywhere from 0% of his or her target bonus amount, if we fail to meet the thresholds, to 200%, if we vastly exceed our expected performance for the year. In additions, an executive officer could be eligible to receive up to an additional 50% of his or her target bonus amount, based on his or her achievement of individual performance objectives. The bonus is payable in town payments. We will pay a mid-year bonus, payable in July 2007, of up to five percent of the executive officer’s year-to-date salary earned as of June 30, 2007, if we achieve specific graduated mid-year net revenue and adjusted EBITDA thresholds established by the compensation committee. In February 2008, we will pay the balance of any bonus amount earned based on our achievement of specific graduated full-year net revenue and adjusted EBITDA thresholds, plus any additional amount based on the executive officer’s achievement of his or her individual performance. The compensation committee implemented the mid-year bonus payment in order to align employees’ incentives more closely with our quarterly as well as full-year results.

Stock Options

The other significant component of our executives’ variable compensation is our equity compensation in the form of stock options that we grant under our 1998 Stock Plan.

We seek to align the long-term interests of our executive officers (and other employees) with those of our stockholders. Accordingly, each executive officer receives a significant stock option grant when he or she joins drugstore.com or is promoted to an executive officer position.

In addition, the compensation committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies. In determining grant sizes, the committee considers various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

We intend to grant additional stock options to executive officers from time to time based on performance and future expected contributions, in the discretion of the compensation committee.

The compensation committee has approved stock option guidelines to determine the grant date and exercise price of stock options approved by the compensation committee or any subcommittee authorized by the compensation committee. Under these guidelines, stock options are granted on the first Friday of the month following the appropriate approval and satisfaction of any other conditions relating to the option, unless such day is a day on which material nonpublic information regarding the company is publicly disclosed, is within two market days after such disclosure, or is a day on which the market is closed, in which case, the grant will occur on the next day that does not meet any of these criteria. The guidelines provide further that unless the compensation committee or its authorized delegate determines otherwise, the exercise price of any option is the market price per share at close of the market on the date of the grant and require that the minutes or consent authorizing the option in question reflect any exceptions to this pricing structure as well as the compensation expense amount for below market grants shall be noted.

Post-Employment Compensation Agreements

Severance Agreements

We generally do not enter into severance agreements with our executive officers, other than our chief executive officer, as discussed below. From time to time, in the discretion of management, we may make payments to an executive in the event of his or her termination without cause. In such cases, no benefits are available or have accrued prior to the executive’s employment separation, and at no time does such executive have any right to severance payments. We enter into separation arrangements with certain executives at the time of their termination without cause in order to protect us, because we generally make these payments in consideration of a general release of future claims against drugstore.com. These separation agreements may also include non-compete, non-solicitation, non-disparagement, and confidentiality agreements by the executives.

Under the terms of our offer letter to Ms. Lepore, we will make certain payments and provide certain rights to Ms. Lepore in the event we terminate her employment for cause or she terminates her employment for good reason. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

Change-of-Control Agreements

We generally do not have change-of-control agreements with our executive officers, other than our chief executive officer, as discussed below. In addition, our 1998 Stock Plan does not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis.

As part of our chief executive officer’s compensation, we have granted options under the 1998 Stock Plan to purchase up to 5,000,000 shares of our common stock, subject to our standard four-year vesting term. These options will become immediately vested and exercisable in the event of a change of control, as discussed in more detail below in the section entitled “Grants of Plan-Based Awards.”

Trading Restrictions

Our current insider trading policy and guidelines limit the timing and types of transactions in our common stock or other securities by our Section 16 officers, including stock option exercises, whether or not the executive subsequently sells any shares purchased. Our policy and guidelines seek to promote compliance with applicable securities laws, to prevent insider trading violations and allegations of insider trading violations, and to preserve the reputation and integrity of drugstore.com and others associated with us. In addition to the prohibitions generally applicable to all of our employees on trading in our securities while in possession of material nonpublic information or passing on such information to others, the policy and guidelines specifically require our Section 16 officers:

•	to pre-clear all transactions in our securities;

•	to trade in our securities only during specified window periods (following earnings releases); and

•	not to engage in short sales or transactions in puts, calls, or other derivative securities other than those granted under our equity compensation plans.

Accounting and Tax Considerations

Our stock option grant policies have been affected by the implementation of SFAS No. 123®, which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we estimate the portion of unvested stock options that we expect to be forfeited for failure to vest, and we recognize compensation costs only for those equity awards expected to vest. Prior to January 2, 2006, we recognized stock-based compensation under the provisions of APB 25 and FAS 123 for options granted with exercise prices below market value on the date of grant, options, and warrants issued to non-employees for services, and modifications to existing option grants.

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2006 compensation levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, and certain of our other most highly compensated executive officers for services rendered to drugstore.com during fiscal year 2006. None of our other executive officers earned more than $100,000 in total compensation in 2006. We refer to the listed persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Dawn G. Lepore President, Chief Executive Officer, and Chairman of the Board	2006	$350,000	$200,000	(3)	$2,522,000	$425,250	(4)	$690	$3,497,940

Robert A. Barton Vice President, Finance, Chief Financial Officer, and Treasurer	2006	$229,808	$30,000	(5)	$565,934	$74,416	(6)	$252	$900,409

Luke Friang (7) Vice President, Chief Information Officer	2006	$185,289	$25,000	(8)	$885,925	$39,118	(6)	$161	$1,135,493

Matthew S. Stepka (8) Former Vice President, Pharmacy	2006	$202,115	$20,000	(5)	$545,170	$45,173	(6)	$207	$812,665

Jonathan N. Tinter (8) Former Chief Marketing Officer, and Vice President, Strategy	2006	$211,538	$20,000	(5)	$618,602	$56,544	(6)	$174	$906,859

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(2)	These amounts represent group term life insurance paid for the benefit of the named executive officer.
(3)	Represents the portion of Ms. Lepore’s signing bonus paid in 2006, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(4)	Represents the annual bonus earned by Ms. Lepore in 2006, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(5)	Represents a discretionary cash bonus, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(6)	Mr. Friang continues to serve as our vice president, chief information officer; however, as of November 2006, our board of directors no longer considers this position to be an executive officer position.
(7)	Represents the annual bonus earned in 2006 pursuant to the 2006 incentive bonus plan described in the section entitled “Compensation Discussion and Analysis.”
(8)	Represents a one-time performance bonus, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(9)	Mr. Stepka resigned as of March 2, 2007.
(10)	Mr. Tinter resigned as of March 21, 2007.

We do not enter into employment agreements with our executive officers. We do however have offer letters, and in many cases, promotion offer letters, that set forth the officer’s initial salary and option grants. Thereafter, the compensation committee evaluates our executive officers annually and determines any adjustments to salary and additional option grants, as discussed above in the section entitled “Compensation Discussion and Analysis.”

In January 2006, the compensation committee determined the base salaries for each executive officer, including the chief executive officer, for fiscal year 2006. Based on the factors described above, the committee granted salary increases ranging from 0% to 20% to the executive officers. Ms. Lepore received no salary increase for 2006.

In December 2006, the compensation committee approved an increase in Ms. Lepore’s salary for 2007 from $350,000 to $400,000. In February 2007, the committee determined the base salaries for each of the other executive officers for 2007, approving salary increases ranging from 0% to 6%.

On January 30, 2007, we entered into an agreement with Mr. Barton regarding his plans to resign from drugstore.com. Under this agreement, we have agreed to, among other things, the following:

•

Mr. Barton will continue to serve as an executive officer until the earliest of April 30, 2007, the date on which a successor chief financial officer commences his or her employment with the company, or such other transition date as we determine by mutual agreement with Mr. Barton.

•

After this transition date, Mr. Barton will remain available to assist the new chief financial officer in transitioning into the role until the earliest of September 30, 2007, the date on which Mr. Barton begins providing substantial, compensated services to a third party, or such other separation date as we determine by mutual agreement with Mr. Barton.

•

We will continue to pay Mr. Barton his regular salary through his final separation date, and Mr. Barton will continue to be eligible for the benefits and perquisites that he currently enjoys through such date.

•

At the discretion of our chief executive officer, we may also pay to Mr. Barton a prorated portion of his annual bonus for 2007, payable in early 2008, as discussed above in the section entitled “Compensation Discussion and Analysis.”

•

Stock options already granted to Mr. Barton will continue to vest up to his separation date, and he will have until December 31, 2007 to exercise any vested stock options. After January 30, 2007, Mr. Barton was not eligible for any new equity grants.

•	Mr. Barton will execute a severance and release agreement on or near his separation date that will include a general release of claims against the company.

Grants of Plan-Based Awards

The following table sets forth the stock options granted to our named executive officers during fiscal year 2006, the fair value of these options as of their grant date, and the estimated future payouts under our non-equity and equity incentive plans.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Option Awards (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)		Maximum ($)
Dawn G. Lepore	12/29/06	12/28/06						1,000,000		$3.66	$2,522,000
	N/A	N/A	$0	$600,000		$1,200,000

Robert A. Barton	1/20/06	1/20/06						25,714	(2)	$2.92	$124,584	(3)
	12/29/06	12/28/06						45,000	(4)	$3.66	$441,350	(3)
	N/A	N/A	$0	$69,563	(5)	$130,430	(5)

Luke Friang	1/27/06	1/20/06						250,000	(6)	$3.21	$570,675
	12/29/06	12/28/06						125,000		$3.66	$315,250
	N/A	N/A	$0	$53,750		$134,375

Matthew S. Stepka	1/20/06	1/20/06						15,714	(7)	$2.92	$103,820	(3)

Jonathan N. Tinter	1/20/06	1/20/06						17,285	(8)	$2.92	$114,202	(3)

(1)	Options listed were granted under our 1998 Stock Plan and, unless otherwise indicated, vest over four years from the date of grant, with 20% vesting six months after such date and the remaining 80% vesting in equal increments at the end of each quarterly period thereafter.
(2)	Mr. Barton was granted an option to purchase 60,000 shares of our common stock. The table reflects the number of option shares that will have vested as of his proposed termination date of September 30, 2007.
(3)	This amount represents fair value as of grant date without regard to shares expected to be or actually forfeited on termination of employment.
(4)	Mr. Barton was granted an option to purchase 175,000 shares of our common stock. The table reflects the number of option shares that will have vested as of Mr. Barton’s proposed termination date.
(5)	This amount is prorated based on Mr. Barton’s termination date.
(6)	This option vests over four years from January 23, 2006, which was Mr. Friang’s first day of employment with the company, with 20% vesting six months after such date and the remaining 80% vesting in equal increments at the end of each quarterly period thereafter.
(7)	Mr. Stepka was granted an option to purchase 50,000 shares of our common stock. The table reflects the number of option shares that vested as of his termination date of March 2, 2007. In addition, on December 29, 2006, Mr. Stepka was granted an option to purchase 175,000 shares of our common stock, with a grant date fair value of $441,350; however, none of these shares were vested as of his termination date.
(8)	Mr. Tinter was granted an option to purchase 55,000 shares of our common stock. The table reflects the number of option shares that vested as of his termination date of March 21, 2007. In addition, on December 29, 2006, Mr. Tinter was granted an option to purchase 200,000 shares of our common stock, with a grant date fair value of $504,400; however, none of these shares were vested as of his termination date.

We grant stock options to our executives under our 1998 Stock Plan. Generally, those options vest over a four-year period and have an exercise price equal to the fair value of the stock on the date of grant, which the Plan provides is the closing price per share on such date. In the event we grant any option with an exercise price other than the fair value of the stock on the date of grant, we record an appropriate charge for such grant.

In January 2006, we granted stock options to Messrs. Barton, Stepka, and Tinter. In December 2006, in recognition of their contributions to the company’s performance to date in 2006 and in lieu of any traditional annual grant that they may have otherwise received in early 2007, the compensation committee granted stock options to Messrs. Barton, Stepka and Tinter.

At the time Ms. Lepore commenced her employment in 2004, our board of directors granted her an option to purchase 4,000,000 shares of our common stock at an exercise price of $2.97 per share, which was less than the then-current fair market value of our common stock of $3.95 per share. At the time of grant, these options were subject to our standard four-year vesting schedule; however, the vesting of these options would accelerate in a change of control based on the price paid in connection with such change of control. In December 2006, we amended Ms. Lepore’s options to remove the stock price performance measures, so that all of these options vest on a change of control, regardless of the related stock price. Also in December 2006, the board of directors granted Ms. Lepore an option to purchase 1,000,000 shares of our common stock at $3.66 per share on terms substantially similar to the terms of her initial option (as amended).

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding exercisable and unexercisable options held by the named executive officers as of December 31, 2006.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Dawn G. Lepore	1,085,714	914,286	(1)	$2.97	10/11/2014
	0	2,000,000	(2)	$2.97	10/11/2014
	0	1,000,000	(3)	$3.66	12/29/2016
Robert A. Barton	10,000	0		$9.00	7/9/2009
	25,000	0		$27.19	1/20/2010
	150,000	0		$7.00	5/4/2010
	99,600	0		$1.38	2/9/2011
	200,000	0		$1.93	2/8/2012
	47,142	2,858	(4)	$2.63	2/13/2013
	35,714	14,286	(5)	$6.15	2/13/2014
	156,251	93,749	(6)	$3.02	7/14/2014
	24,285	25,715	(7)	$2.54	2/15/2015
	48,571	51,429	(8)	$2.61	3/24/2015
	15,428	44,572	(9)	$2.92	1/20/2016
	0	175,000	(10)	$3.66	12/29/2016
Luke Friang	64,285	185,715	(11)	$3.21	1/27/2016
	0	125,000	(12)	$3.66	12/29/2016
Matthew S. Stepka	96,428	0		$3.48	5/27/2015
	12,857	0		$2.92	1/20/2016
Jonathan N. Tinter	96,428	0		$2.73	5/6/2015
	12,857	0		$2.92	1/20/2016

(1)	As of the date of this proxy statement, this option has vested with respect to 228,571 additional shares. The remaining shares subject to this option will vest as follows:

•	114,286 of the shares on each of July 11, 2007 and October 11, 2007;

•	114,285 of the shares on January 11, 2008; and

•	114,286 of the shares on each of April 11, July 11, and October 11, 2008.

In addition, the option will vest in full on a change of control as defined in Ms. Lepore’s offer letter, discussed in more detail in the section entitled “Post-Employment Compensation—Lepore Severance and Change-of-Control Agreement.”

(2)	This option will vest as follows:

•	1,000,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $5.00 per share;

•	750,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $10.00 per share; and

•	250,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $20.00 per share.

In addition, the option will vest in full regardless of whether the foregoing performance goals are met:

•	on October 11, 2008; or

•	on a change of control as defined in Ms. Lepore’s offer letter, discussed in more detail in the section entitled “Post-Employment Compensation—Lepore Severance and Change-of-Control Agreement.”

(3)	This option will vest as follows:

•	200,000 of the shares on June 29, 2007;

•	57,142 of the shares on September 29, 2007;

•	57,143 of the shares on each of December 29, 2007; March 29, June 29, September 29, and December 29, 2008; and March 29, 2009;

•	57,142 of the shares on June 29, 2009; and

•	57,143 of the shares on each of September 29, and December 29, 2008; March 29, June 29, September 29, and December 29, 2009; and March 29, June 29, September 29, and December 29, 2010.

(4)	As of the date of this proxy statement, this option has full vested.

(5)	As of the date of this proxy statement, this option has vested with respect to 2,857 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	2,857 of the shares on each of May 13, August 13, and November 13, 2007; and

•	2,858 of the shares on February 13, 2008.

However, we anticipate that Mr. Barton will forfeit 5,715 of these shares on his proposed termination date of September 30, 2007.

(6)	As of the date of this proxy statement, this option has vested with respect to 26,786 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	13,393 of the shares on each of July 9, and October 9, 2007; and January 9, and April 9, 2008; and

•	13,391 of the shares on July 9, 2008.

However, we anticipate that Mr. Barton will forfeit 53,570 of these shares on his proposed termination date.

(7)	As of the date of this proxy statement, this option has vested with respect to 2,857 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	2,858 of the shares on May 15, 2007;

•	2,857 of the shares on each of August 15, and November 15, 2007; and February 15, May 15, August 15, and November 15, 2008; and

•	2,858 of the shares on February 15, 2009.

However, we anticipate that Mr. Barton will forfeit 17,143 of these shares on his proposed termination date.

(8)	As of the date of this proxy statement, this option has vested with respect to 5,714 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	5,715 of the shares on June 24, 2007;

•	5,714 of the shares on each of September 24, and December 24, 2007; and March 24, 2008;

•	5,715 of the shares on June 24, 2008;

•	5,714 of the shares on each of September 24, and December 24, 2008; and

•	5,715 of the shares on March 24, 2009.

However, we anticipate that Mr. Barton will forfeit 34,286 of these shares on his proposed termination date.

(9)	As of the date of this proxy statement, this option has vested with respect to 3,429 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	3,428 of the shares on April 20, 2007;

•	3,429 of the shares on July 20, 2007;

•	3,428 of the shares on October 20, 2007;

•	3,429 of the shares on each of January 20, and April 20, 2008;

•	3,428 of the shares on July 20, 2008;

•	3,429 of the shares on October 20, 2008;

•	3,428 of the shares on January 20, 2009;

•	3,429 of the shares on April 20, 2009;

•	3,428 of the shares on April 20, 2009; and

•	3,429 of the shares on each of October 20, 2009 and January 20, 2010.

However, we anticipate that Mr. Barton will forfeit 34,286 of these shares on his proposed termination date.

(10)	The option will vest as follows:

•	35,000 of the shares on June 29, 2007; and

•

10,000 of the shares on each of September 29, and December 29, 2007; March 29, June 29, September 29, and December 29, 2008; March 29, June 29, September 29, and December 29, 2009 and March 29, June 29, September 29, and December 29, 2010.

However, we anticipate that Mr. Barton will forfeit 130,000 of these shares on his proposed termination date.

(11)	As of the date of this proxy statement, this option has vested with respect to 14,286 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	14,286 of the shares on April 23, 2007;

•	14,285 of the shares on July 23, 2007;

•	14,286 of the shares on each of October 23, 2007; and January 23, and April 23, 2008;

•	14,285 of the shares on July 23, 2008;

•	14,286 of the shares on each of October 23, 2008 and January 23, 2009;

•	14,285 of the shares on April 23, 2009;

•	14,286 of the shares on each of July 23, and October 23, 2009; and January 23, 2010.

(12)	As of the date of this proxy statement, this option has vested with respect to 7,143 additional shares. The remaining shares subject to this option are scheduled to vest as follows:

•	25,000 of the shares on June 29, 2007;

•	7,142 of the shares on September 29, 2007;

•	7,143 of the shares on each of December 29, 2007; March 29, June 29, September 29, and December 29, 2008; and March 29, 2009;

•	7,142 of the shares on June 29, 2009;

•	7,143 of the shares on each of September 29, and December 29, 2009; and March 29, June 29, September 29, and December 29, 2010.

Option Exercises

None of our named executive officers exercised options during 2006.

Post-Employment Compensation

Post-Employment Agreements with Executive Officers

As discussed above in the section entitled “Compensation Discussion and Analysis—Post-Employment Compensation Agreements,” we generally do not have severance or change-of-control agreements with our executive officers, other than our chief executive officer, as discussed below, and our 1998 Stock Plan does not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis.

Lepore Severance and Change-of-Control Agreement

Under the terms of our offer letter to Ms. Lepore, as amended in December 2006, under certain circumstances, we will make payments and grant rights to her in connection with the termination of her employment or a change of control, as follows:

If we terminate Ms. Lepore’s employment without cause or if she resigns her employment for good reason, she will receive:

•	a severance package that includes one year of annual salary and one year of target bonus at the levels in effect at the time of such termination, payable in a lump sum at Ms. Lepore’s option; and

•	twelve additional months of vesting credit under any options she holds for which vesting is based exclusively on her continued service to us.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment.

For purposes of Ms. Lepore’s offer letter:

•	“cause” means

•	Ms. Lepore’s willful or negligent failure to comply with the lawful directions of our board of directors;

•	gross negligence or willful misconduct in the performance of her duties to us;

•	commission of any act of fraud that results in an injury to us (other than a de minimus injury); or

•	misappropriation of our material property to our material detriment.

•	“good reason” means

•	our failure to pay or to cause to be paid Ms. Lepore’s annual salary or any earned annual target bonus when due;

•	the substantial reduction of Ms. Lepore’s annual salary without her consent;

•	the substantial reduction of Ms. Lepore’s target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation without her consent;

•

a material diminution in Ms. Lepore’s authority, responsibilities, duties, or reporting relationships as our president and chief executive officer (but not as Chairman of the Board) without her consent;

•	relocation of Ms. Lepore’s primary work place (currently Bellevue, Washington) to a location more than thirty-five (35) miles from our current location without her consent;

•	our failure to nominate Ms. Lepore to serve as a director at each annual stockholder meeting while she is serving as our president and chief executive officer; or

•

a material reduction in the kind or level of the benefits or perquisites for which Ms. Lepore is eligible without her consent, unless the reduction is applicable to substantially all of our other executive officers;

provided that the events above shall constitute good reason only if we fail to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt of written notice of the event; provided, further, that “good reason” shall cease to exist for an event on the 90th day following its occurrence, unless Ms. Lepore has given us written notice of the event prior to such date.

If Ms. Lepore’s employment is terminated for any reason other than death or permanent and total disability, she will have a period of up to one year in which to exercise her vested options, provided that any vested options not exercised on or prior to her termination date will terminate as follows: 25% will terminate three months following her termination, and an additional 25% will terminate at the end of each three-month period thereafter.

If there is a change of control:

•	the remaining $100,000 of Ms. Lepore’s signing bonus that is not yet payable as of the date of this proxy statement will become payable immediately; and

•	all of Ms. Lepore’s options will immediately become fully vested and exercisable, as discussed above in the section entitled “Grants of Plan-Based Awards.”

“Change of Control” shall mean

•	the sale, lease, or other disposition of all or substantially all of our assets;

•

the acquisition of beneficial ownership of more than 50% of the total voting power represented by our then-outstanding voting securities by any person or group of related persons (other than by any of our affiliates or any benefit plan sponsored or maintained by us or any of our subsidiaries);

•

the acquisition of us by another entity by means of merger, consolidation, or similar transaction after which our stockholders immediately prior to the occurrence of such merger, consolidation, or similar transaction hold less than 50% of the total voting power of the surviving controlling entity; or

•

a change in the composition of our board of directors such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; provided that a reincorporation shall not be considered a change of control.

In the event that the benefits provided to Ms. Lepore in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, we may reduce such benefits to the extent necessary for such benefits not to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2006 were Melinda French Gates, Dan Levitan, Jeffrey M. Killeen, and William D. Savoy. None of these individuals was an officer or employee of drugstore.com or any of its subsidiaries at any time during fiscal year 2006, and none of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K.

Jeffrey M. Killeen

William Savoy (chair)

TRANSACTIONS WITH RELATED PERSONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreement with Amazon.com

Amazon.com is our largest stockholder, owning approximately 13.7% of our outstanding stock as of April 13, 2007. Pursuant to the Voting Agreement, G. Charles “Cayce” Roy, 3rd, a vice president of Amazon.com, served as Amazon’s designee on our board of directors until his resignation in November 2006. At that time, Geoffrey R. Entress, was appointed to replace Mr. Roy as Amazon’s designee on our board. In August 1998, we entered into a 10-year technology license and advertising agreement with Amazon.com. We previously had an agreement with Amazon.com under which we were a nonexclusive wholesaler and fulfilling provider for certain over-the-counter products sold through the Health & Personal Care store on the Amazon.com website; this agreement was terminated by mutual consent in November 2005.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P. purchased 10,000,000 shares of our common stock for $26 million in cash. Ziff agreed not to sell the purchased shares for one year from the date of purchase. On December 2, 2005 we filed a shelf registration statement with the SEC covering the resale of those shares. The registration statement will remain effective until all of the shares have been sold or the shares can be resold publicly under Rule 144(k) under the Securities Act of 1933 (as amended), whichever is earlier.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and officers must complete a director and officer questionnaire that requires disclosure of any transaction, arrangement, or relationship with the company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. In addition, this questionnaire directs the directors and officers to certify that they will update us throughout the year regarding any revisions or additions to the information provided in the questionnaire. Our board of directors will review and consider any transaction, arrangement, or relationship that a director or officer discloses in his or her questionnaire in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our code of business conduct and ethics requires all directors and employees either to avoid participating in any outside activity that might create a conflict of interest or, if such avoidance is impossible, to disclose fully any information regarding a potential conflict and to refrain from participating in any of our decisions that might raise the conflict. All officers must obtain the prior written consent of our legal team before entering into any outside employment or business venture. In addition, our code requires that all of our contracts be reviewed and approved by our legal and finance teams before they are signed, regardless of the type or dollar amount of the contract.

As required under SEC rules, transactions that we determine to be directly or indirectly material to us or to a related person are disclosed in our proxy statement. In addition, the audit committee of our board of directors reviews and approves or ratifies any related person transactions, including those that we are required to disclose, based on the relevant circumstances, including:

•	the nature and extent of the related person’s interest in the transaction;

•

the material terms of the transaction, including, without limitation, the amount and type of transaction, and whether the terms are comparable to those generally available in arms’ length transactions;

•	whether the related person transaction is consistent with the best interests of the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters that the committee may deem appropriate.

In the event that any member of the audit committee has a direct or indirect interest in any such transaction, he or she will recuse himself or herself from the deliberations of the committee regarding that particular transaction. If the audit committee does not approve any related person transaction, it may take such action as it may deem necessary or desirable in our best interests and in the best interest of our stockholders.

LEGAL PROCEEDINGS

We are not currently aware of any material pending or proposed legal proceedings to which any of our directors, officers, affiliates, or significant stockholders, or any of their associates, is a party adverse to us or in which any of such persons has a material interest adverse to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 13, 2007 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and the other individuals named in the summary compensation table above; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Amazon.com, Inc. (2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	13.7%
Kleiner Perkins Caufield & Byers (3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	11.7%
Ziff Asset Management LP 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	10.6%
J. Carlo Cannell (4) P.O. Box 3459 240 E Deloney Ave Jackson, WY 83001	6,000,000	6.3%
Dawn G. Lepore (5)(6)	1,314,285	1.4%
Richard W. Bennet III (5)(7)	20,000	*
Geoffrey R Entress (5)(8)	30,000	*
Jeffrey M. Killeen (5)(9)	25,714	*
William D. Savoy (5)(10)	122,500	*
Gregory S. Stanger (5)(11)	112,500	*
Robert A. Barton (5)(12)	870,582	*
Robert Hargadon (5)(13)	55,000	*
Yukio Morikubo (5)(14)	50,000	*
All directors and executive officers as a group (9 persons) (15)	2,600,581	2.7%

*	Less than 1%
(1)	Percentage ownership is calculated based on 94,648,241 shares of drugstore.com common stock outstanding on April 13, 2007, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 13, 2007.
(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”). KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. KPCB ZF II is wholly controlled by KPCB VII Associates, L.P.
(4)	Represents 1,752,324 shares held by Anegada Master Fund, Ltd., 1,592,300 shares held by TE Cannell Portfolio, Ltd. and 2,655,376 shares held by Tonga Partners, L.P. Mr. Cannell serves as an investment advisor and general partner of Tonga Partners, L.P. and as an investment advisor of Anegada Master Fund, Ltd. and TE Cannell Portfolio, Ltd. and, as such, may be deemed to be a beneficial owner of these shares. Mr. Cannell disclaims beneficial ownership of the shares held by these three funds, except to the extent of his pecuniary interest in the shares.
(5)

The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.

(6)	Represents 1,314,285 shares subject to options exercisable within 60 days of April 13, 2007.
(7)	Represents 20,000 shares subject to options exercisable within 60 days of April 13, 2007.
(8)	Includes 20,000 shares subject to options exercisable within 60 days of April 13, 2007.
(9)	Represents 25,714 shares subject to options exercisable within 60 days of April 13, 2007.
(10)	Includes 112,500 shares subject to options exercisable within 60 days of April 13, 2007.
(11)	Represents 112,500 shares subject to options exercisable within 60 days of April 13, 2007.
(12)	Includes 865,635 shares subject to options exercisable within 60 days of April 13, 2007.
(13)	Includes 45,000 shares subject to options exercisable within 60 days of April 13, 2007.
(14)	Represents 50,000 shares subject to options exercisable within 60 days of April 13, 2007.
(15)	Includes 2,600,581 shares subject to options exercisable within 60 days of April 13, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and NASDAQ reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2006, each of Messrs. Barton, Stepka, Tinter, Morikubo, and Bennet, Alesia Pinney, our former vice president, legal and human affairs, and John Helm, our former vice president, chief technology officer, filed a late Form 4 relating to certain option grants. Other than these filings, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

OTHER MATTERS

At the time of mailing this proxy statement, the board of directors knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the board of directors.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2008 annual meeting of stockholders. If you intend to present a proposal at the 2008 annual meeting, you must deliver the proposal in writing to the following address by no later than December 20, 2007 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2008 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2008 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 6, 2008, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 7, 2008 and no later than March 10, 2008. (If the date of the 2008 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2008 annual meeting and not more than 10 days after the day on which we first publicly announce the date of the 2008 annual meeting.) If you intend to nominate a director, your written notice must include all information required by the SEC with respect to director nominees, together with the nominee’s written consent to be nominated and serve as a director; if you intend to bring any other business before the meeting, your notice must include a brief description of that business, the text of your proposal, the reasons for conducting that business at the annual meeting, and any material interest you have in that business. Your notice must also include your name, address, and the number of shares of drugstore.com common stock that you own, a statement that you intend to appear in person or by proxy to propose the business you wish to be considered and a statement of whether you (or a group of which you are a part) intend to deliver a proxy statement to our stockholders or otherwise solicit proxies from stockholders in support of your proposal or nomination.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2006 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

PROXY DRUGSTORE.COM, INC. PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the board of directors of drugstore.com, inc. The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Yukio Morikubo and Amy Reischauer as proxies for the undersigned, with full power of substitution, to attend the 2007 Annual Meeting of Stockholders of drug-store.com, inc., to be held on Wednesday, June 6, 2007, at 9:00 a.m., Pacific Time, at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares. Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. SEE REVERSE SIDE SEE REVERSE SIDE Address Change/Comments (Mark the corresponding box on the reverse side) Detach here from proxy voting card. You can now access your drugstore.com, inc. account online. Access your drugstore.com, inc. stockholder account online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for drugstore.com, inc., now makes it easy and convenient to get current information on your stockholder account. • View account status • View certificate history • View book-entry information • View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.melloninvestor.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC ****TRY IT OUT**** www.melloninvestor.com/isd/ Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR THE NOMINEES WITHHELD FROM ALL NOMINEES 1. Election of Directors FOR AGAINST ABSTAIN 2. Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2006. Nominees: 01 Dawn G. Lepore 02 Richard W. Bennet III 03 Jeffrey M. Killeen 04 Geoffrey R. Entress 05 William D. Savoy 06 Gregory S. Stanger INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space below. MARK HERE IF YOU PLAN TO ATTEND THE MEETING PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, “FOR” THE PROPOSALS AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF Signature: Date: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature. Detach here from proxy voting card. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.